Exhibit 10.1

EQUITY AWARD GRANT POLICY

I.	General Scope

This Equity Award Grant Policy (this “Policy”) establishes the process for Monotype Imaging Holdings Inc. (the “Company”) to follow when it grants shares of restricted stock, long term incentive awards, stock options or other equity-based awards (collectively, “Equity Awards”) to an officer or employee of the Company or any of its direct or indirect subsidiaries (each, an “Employee”) pursuant to the Monotype Imaging Holdings Inc. 2007 Stock Option and Grant Plan, as amended from time to time (the “2007 Plan”), or any other equity compensation plan of the Company that the Board of Directors or Compensation Committee determines to be subject to this Policy (collectively, with the 2007 Plan, the “Plans”). A list of the Plans is set forth on Exhibit A. This Policy does not apply to grants of Equity Awards to non-employee directors or other eligible persons under the Plans who are not Employees. Additionally, notwithstanding the foregoing, in recognition of the special considerations that may apply to certain types of performance-based Equity Awards, this Policy does not apply automatically to grants of Equity Awards that are made or earned upon the achievement of previously determined performance-based parameters under the Plans.

II.	Grant Date of Equity Awards

While the Plans may permit the granting of Equity Awards at any time, the Company will generally only grant Equity Awards on a regularly scheduled basis. Doing so will enhance the effectiveness of the Company’s internal control over its Equity Award grant process and alleviate some of the burdens related to accounting for Equity Awards in accordance with Financial Accounting Standards Board released Statement No. 123R, Share-Based Payment (“FAS 123R”). If extraordinary circumstances arise such that the Compensation Committee or the Board of Directors determines it is advisable to grant an Equity Award at a time other than as set forth below, the Compensation Committee may consider and approve any such grant.

Initial and Promotion Grants

Grants of Equity Awards made in conjunction with the hiring of a new Employee or the promotion of an existing Employee will be made on a regular monthly basis on the fifteenth day of each month, unless the fifteenth is not a day on which the NASDAQ Global Market (or such other market on which the Company’s common stock is then principally listed) is open for trading in which case it shall be the next such trading day (each, a “Monthly Approval Date”). These initial and promotion grants shall be made effective (each, a “Grant Date”) as follows:

•	With respect to an individual whose employment began or whose promotion occurred prior to or on the Monthly Approval Date, on such Monthly Approval Date; and

•	With respect to an individual whose employment begins or whose promotion occurs on a date after the Monthly Approval Date, on the next Monthly Approval Date.

Annual Grants

Grants of Equity Awards to existing Employees (other than in connection with a promotion) will be made, if at all, on an annual basis. It is the intention of the Compensation Committee to consider and approve any such annual grants at a meeting to be held as soon as all necessary information is available to the Compensation Committee (the “Annual Approval Date”). These annual grants shall be made effective (again, a “Grant Date”) as follows:

•

If the Annual Approval Date is on or before the third business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the NASDAQ Global Market (or such other market on which the Company’s common stock is then principally listed) is open for trading in which case it shall be the next such trading day (a “Release Clearance Date”), then on such Release Clearance Date; and

•	If the Annual Approval Date is after the Release Clearance Date, then on the Annual Approval Date.

III.	Approval of Equity Awards

Compensation Committee Approval

Other than as set forth in the CEO Guidelines described in the next section, all Equity Award grants must be approved in advance by the Compensation Committee. All Equity Award grants approved by the Compensation Committee should be discussed and voted upon at an in-person or telephonic meeting of the Compensation Committee. The minutes of such meetings at which Equity Award grants are approved will list the name of each grantee, the type and amount of Equity Awards he or she is granted, the scheduled grant date in accordance with this Policy, the vesting schedule for the Equity Awards and any other non-standard material terms. If restricted stock or long term incentive awards are approved, the amount of the grant will be denominated in dollars. If stock options are approved, the amount of the grant will be either the number of shares subject to the stock option or the fair value of the award calculated under FAS 123R using the assumptions approved by the Compensation Committee. If extraordinary circumstances arise necessitating such action, the Compensation Committee may approve an Equity Award grant by unanimous consent in writing or by electronic transmission (rather than as part of a meeting). Any such consent in writing or by electronic transmission will be effective as of the latest date it is signed or transmitted by all members of the Compensation Committee, respectively, and, therefore, the Grant Date may not be prior to such latest date.

CEO Guidelines

The Company’s Chief Executive Officer (the “CEO”) shall not have the authority to grant Equity Awards. The Board of Directors and the Compensation Committee will provide guidelines to the CEO from time to time setting forth the amounts and types of Equity Awards under the 2007 Plan that may be granted to Employees in conjunction with their hiring or promotion, in all cases, consistent with the terms of the 2007 Plan. All such Equity Awards shall be recommended by the CEO to the Compensation Committee and shall remain subject to approval by the Compensation Committee.

IV.	Equity Award Pricing

All Equity Awards will be priced on the Grant Date in the manner described below.

Restricted Stock and Long Term Incentive Awards

The number of shares of restricted stock and long term incentive awards that are issued will be calculated by dividing the dollar value of the approved award by the closing market price on the NASDAQ Global Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the Grant Date.

Stock Options

The exercise price of all stock options will be equal to (or, if specified in the approval of the stock option award, greater than) the closing market price on the NASDAQ Global Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the Grant Date. If the amount of the award is to be determined by reference to a fair value calculated under FAS 123R, then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

V.	Informing Recipients of Equity Awards

The Company will document Equity Award grants made in conjunction with the hiring of a new Employee or promotion of an existing Employee in an offer letter to the individual. The offer letter will state, among other things, (1) the type and amount of Equity Awards to be granted, (2) that the Equity Awards will be granted in accordance with this Policy (specifically noting that the Grant Date and pricing of the Equity Award will be determined in accordance with this Policy), (3) that the Equity Award is subject to approval by the Board of Directors or a committee thereof and (4) the vesting and other material terms of the Equity Award.

With respect to all Equity Awards other than those made in connection with the hiring or promotion of an Employee, the Company will provide a notice to each Equity Award grantee promptly after the approval of such Equity Award. This notice will state, among other things, (1) the type and amount of Equity Award to be granted, (2) that the Equity Awards will be granted in accordance with this Policy (specifically noting that the Grant Date and pricing of the Equity Award will be determined in accordance with this Policy), and (3) the vesting and other material terms of the Equity Award.

As soon as practicable after each Grant Date, the Company will prepare a ledger of all grants made on such date that summarizes each of the terms of granted Equity Awards.1 The ledger will then be certified by the Chief Financial Officer. As soon as practicable thereafter, the Company will complete an Equity Award agreement reflecting the terms contained in the certified ledger, prepare all related documentation and obtain the grantee’s signature. The Equity Award agreement will then be countersigned by a Vice President of the Company or more senior officer who has, among other things, confirmed that the terms contained in the Equity Award agreement match those contained in the certified ledger. The Company will retain the originally signed Equity Award agreement and provide the grantee with a signed copy of such agreement.

VI.	Miscellaneous

The Compensation Committee has the sole power and authority to interpret the terms of this Policy and such interpretations will be binding on all persons. This Policy may be modified or amended at any time by the Board of Directors or the Compensation Committee.

APPROVED: January 10, 2007

AMENDED: April 30, 2009

[1]	Any Equity Award grant to an executive officer, whether such individual is an existing employee or a new hire, must be communicated to the Section 16 compliance officer on the effective grant date, if not sooner, in order to facilitate the timely filing of Section 16 reports with the SEC (within two business days of the date of grant).

A-4